Exhibit 99.1

Release July 14, 2008	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED
- Company Announces Increase in Bank Credit Facility-
Woburn, MA— July 14, 2008— MicroFinancial Incorporated (NASDAQ: MFI) a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, announced that its operating subsidiary, TimePayment Corp., has increased its line of credit with Sovereign Bank (NYSE:SOV) from $30 to $60 million. The loan agreement allows the Company to borrow up to $60 million, subject to a borrowing base calculation, at either the London Interbank Offered Rate (Libor) plus 2.75 percent or at the Prime Rate as announced by Sovereign from time to time as its Prime Lending Rate. The line is structured to allow the Company to add additional lenders without the need to substantially amend the existing agreement.
Richard Latour, President and Chief Executive Officer said, “We are pleased to have increased our credit facility which, when combined with our strong cash flow from operations, will provide us with increased flexibility to grow our business. The increase in the line demonstrates a continued confidence in our ability to execute our strategic and operational goals.”
About MicroFinancial
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information, call 1-877-SOV-BANK.

Statements in this release that are not historical facts, including statements about future dividends, growth plans, or future changes to the line of credit are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.